Dodge Cox Balanced Fund (146)

Portfolio Holdings as of December 31, 2007

The following portfolio data for the Dodge & Cox Balanced Fund is made available to the public under our Policy Regarding Disclosure of Portfolio Holdings and is “as of” the date indicated.

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
COMMON STOCKS
Aegon NV	Netherlands	7,083,971	124,182,012
Alcoa, Inc.	United States	564,050	20,616,027
American International Group, Inc.	United States	5,630,000	328,229,000
Amgen, Inc.	United States	1,970,000	91,486,800
Avon Products, Inc.	United States	2,647,700	104,663,581
Baker Hughes, Inc.	United States	3,200,960	259,597,856
BMC Software, Inc.	United States	2,851,000	101,609,640
Boston Scientific Corp.	United States	12,173,800	141,581,294
Bristol-Myers Squibb Co.	United States	4,366,750	115,806,210
Capital One Financial Corp.	United States	6,413,959	303,123,702
Cardinal Health, Inc.	United States	6,491,400	374,878,350
CarMax, Inc.	United States	1,800,000	35,550,000
Cemex SAB de CV	Mexico	2,880,907	74,471,446
Chevron Corp.	United States	5,241,102	489,152,049
Chubb Corp.	United States	3,334,224	181,981,946
Citigroup, Inc.	United States	6,290,900	185,204,096
Citrix Systems, Inc.	United States	2,042,010	77,616,800
Comcast Corp.	United States	38,999,089	712,123,365
Computer Sciences Corp.	United States	3,636,400	179,892,708
Compuware Corp.	United States	6,038,700	53,623,656
ConocoPhillips	United States	2,880,700	254,365,810
Covidien, Ltd.	United States	4,466,400	197,816,856
Domtar Corp.	United States	4,600,000	35,374,000
Dow Chemical Co.	United States	8,944,059	352,574,806
EBay, Inc.	United States	5,117,600	169,853,144
EchoStar Communications Corp.	United States	2,305,365	86,958,368
Electronic Data Systems Corp.	United States	9,533,700	197,633,601
FedEx Corp.	United States	3,440,250	306,767,093
Gap, Inc.	United States	5,152,800	109,651,584
General Electric Co.	United States	5,762,700	213,623,289
Genuine Parts Co.	United States	2,459,462	113,873,090
Genworth Financial, Inc.	United States	2,448,000	62,301,600
GlaxoSmithKline PLC	United Kingdom	8,930,400	450,002,856
Health Management Associates, Inc.	United States	3,900,000	23,322,000
Hewlett-Packard Co.	United States	15,837,331	799,468,469
Hitachi, Ltd.	Japan	2,690,000	196,746,600
Home Depot, Inc.	United States	6,500,000	175,110,000
HSBC Holdings PLC	United Kingdom	2,000,000	167,420,000
Interpublic Group of Companies, Inc.	United States	7,617,000	61,773,870
Johnson & Johnson	United States	1,277,226	85,190,974
Koninklijke Philips Electronics NV	Netherlands	2,400,000	102,600,000
Kyocera Corp.	Japan	610,000	53,204,200
Legg Mason, Inc.	United States	1,050,000	76,807,500
Liberty Capital	United States	533,129	62,104,197
Liberty Global, Inc.	United States	264,221	10,354,821
Liberty Global, Inc.	United States	391,068	14,309,178
Liberty Interactive	United States	4,787,300	91,341,684
Loews Corp.	United States	2,345,200	118,057,368
Macy’s, Inc.	United States	3,043,272	78,729,447
Masco Corp.	United States	3,251,000	70,254,110
Matsushita Electric Industrial Co., Ltd.	Japan	25,153,828	514,144,244
Maxim Integrated Products, Inc.	United States	3,487,700	92,354,296
McDonald’s Corp.	United States	3,974,450	234,134,850

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Molex, Inc.	United States	1,900	51,870
Molex, Inc.	United States	2,276,669	59,808,095
Motorola, Inc.	United States	30,977,700	496,882,308
News Corp.	United States	25,007,900	512,411,871
Nike, Inc.	United States	774,329	49,742,895
Nova Chemicals Corp.	Canada	458,220	14,846,328
Novartis AG	Switzerland	8,016,000	435,348,960
Occidental Petroleum Corp.	United States	3,945,000	303,725,550
Pfizer, Inc.	United States	19,436,367	441,788,622
Pitney Bowes, Inc.	United States	2,306,650	87,744,966
Rohm and Haas Co.	United States	2,440,700	129,527,949
Royal Dutch Shell PLC	United Kingdom	2,766,127	229,588,541
Sanofi-Aventis	France	11,312,400	515,053,572
Schlumberger, Ltd.	United States	2,070,121	203,637,803
SLM Corp.	United States	2,200,000	44,308,000
Sony Corp.	Japan	9,761,700	530,060,310
Spectra Energy Corp.	United States	1,693,600	43,728,752
Sprint Nextel Corp.	United States	18,630,000	244,611,900
Sun Microsystems, Inc.	United States	1,856,575	33,659,705
The Travelers Companies, Inc.	United States	6,352,900	341,786,020
Thomson	France	1,900,000	26,638,000
Time Warner, Inc.	United States	28,384,600	468,629,746
Tyco Electronics, Ltd.	United States	4,926,700	182,928,371
Tyco International, Ltd.	United States	2,066,400	81,932,760
Union Pacific Corp.	United States	2,494,300	313,333,966
UnitedHealth Group, Inc.	United States	2,998,800	174,530,160
Vulcan Materials Co.	United States	600,000	47,454,000
Wachovia Corp.	United States	15,569,661	592,114,208
Walgreen Co.	United States	1,909,399	72,709,914
Wal-Mart Stores, Inc.	United States	12,743,300	605,689,049
WellPoint, Inc.	United States	4,898,000	429,701,540
Wells Fargo & Co.	United States	3,121,900	94,250,161
Wyeth	United States	3,901,800	172,420,542
Xerox Corp.	United States	13,816,850	223,694,801
FIXED-INCOME SECURITIES
Arkansas Dev. Fin. Auth. GNMA Guaranteed Bonds	United States	2,791,882	2,992,367	9.750	11/15/14
AT&T Corp.	United States	91,955,000	112,927,453	8.000	11/15/31
Bank of America	United States	61,000,000	59,314,936	5.300	3/15/17
BankAmerica Capital II	United States	17,355,000	18,173,653	8.000	12/15/26
BankAmerica Capital VI	United States	10,000,000	8,540,770	5.625	3/8/35
BankAmerica Capital XI	United States	41,040,000	40,607,286	6.625	5/23/36
Boston Properties, Inc.	United States	49,070,000	49,898,012	6.250	1/15/13
Boston Properties, Inc.	United States	29,500,000	28,637,465	5.625	4/15/15
Boston Properties, Inc.	United States	2,890,000	2,681,922	5.000	6/1/15
Boston Scientific Corp.	United States	24,085,000	22,158,200	5.450	6/15/14
Boston Scientific Corp.	United States	21,905,000	20,590,700	6.400	6/15/16
Burlington Northern Santa Fe Railway	United States	7,320,000	6,981,809	4.300	7/1/13
Burlington Northern Santa Fe Railway	United States	1,350,058	1,566,648	8.251	1/15/21
Burlington Northern Santa Fe Railway	United States	13,274,493	12,660,288	4.967	4/1/23
Burlington Northern Santa Fe Railway	United States	25,818,507	25,888,679	5.720	1/15/24
Burlington Northern Santa Fe Railway	United States	29,724,645	29,633,512	5.629	4/1/24
Burlington Northern Santa Fe Railway	United States	19,387,326	19,018,238	5.342	4/1/24
Burlington Northern Santa Fe Railway	United States	25,163,000	25,652,445	5.996	4/1/24
Capital One Financial Corp.	United States	76,630,000	73,497,442	6.750	9/15/17
CIGNA Corp.	United States	14,705,000	15,609,534	7.000	1/15/11
CIGNA Corp.	United States	17,820,000	18,629,652	6.375	10/15/11
CIGNA Corp.	United States	9,745,000	10,883,226	7.650	3/1/23

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
CIGNA Corp.	United States	12,970,000	14,672,448	7.875	5/15/27
CIGNA Corp.	United States	9,050,000	10,521,946	8.300	1/15/33
CIGNA Corp.	United States	5,500,000	5,102,982	6.150	11/15/36
Citigroup, Inc.	United States	45,000,000	46,223,730	6.125	11/21/17
Comcast Corp.	United States	63,050,000	61,827,019	5.300	1/15/14
Comcast Corp.	United States	26,500,000	26,690,244	5.850	11/15/15
Comcast Corp.	United States	22,880,000	23,019,362	5.900	3/15/16
Comcast Corp.	United States	27,500,000	28,672,930	6.500	1/15/17
Comcast Corp.	United States	14,810,000	15,365,775	6.300	11/15/17
Consolidated Rail Corp.	United States	3,095,096	3,357,127	6.760	5/25/15
Covidien International Finance SA	United States	19,550,000	20,229,050	6.000	10/15/17
Cox Communications, Inc.	United States	75,530,000	74,021,892	5.450	12/15/14
Cox Communications, Inc.	United States	15,265,000	14,941,351	5.500	10/1/15
Cox Communications, Inc.	United States	25,145,000	24,997,298	5.875	12/1/16
CSX Transportation, Inc.	United States	5,351,000	6,908,515	9.750	6/15/20
Dept. of Veterans Affairs	United States	1,182,562	1,256,613	7.207	2/15/25
Dept. of Veterans Affairs	United States	589,910	647,504	8.793	6/15/25
Dillard’s, Inc.	United States	6,000,000	5,977,500	6.300	2/15/08
Dillard’s, Inc.	United States	14,000,000	13,352,500	7.850	10/1/12
Dillard’s, Inc.	United States	10,831,000	8,718,955	7.130	8/1/18
Dillard’s, Inc.	United States	8,860,000	6,910,800	7.875	1/1/23
Dillard’s, Inc.	United States	50,000	38,500	7.750	7/15/26
Dillard’s, Inc.	United States	550,000	423,500	7.750	5/15/27
Dillard’s, Inc.	United States	15,490,000	11,307,700	7.000	12/1/28
Dow Chemical Co.	United States	33,950,000	33,730,581	4.027	9/30/09
Dow Chemical Co.	United States	5,800,000	6,029,239	6.000	10/1/12
Dow Chemical Co.	United States	35,170,000	38,683,940	7.375	11/1/29
Fannie Mae	United States	8,013	8,089	8.000	1/1/09
Fannie Mae	United States	9,479	9,499	6.500	4/1/09
Fannie Mae	United States	30,158	30,820	7.500	8/1/10
Fannie Mae	United States	64,933	65,012	7.000	7/1/11
Fannie Mae	United States	4,810,891	4,912,573	6.000	1/1/12
Fannie Mae	United States	4,804,074	4,905,767	6.000	3/1/12
Fannie Mae	United States	4,418,469	4,512,427	6.000	3/1/12
Fannie Mae	United States	3,614,863	3,691,618	6.000	4/1/12
Fannie Mae	United States	1,568,481	1,624,129	6.500	1/1/13
Fannie Mae	United States	1,211,659	1,243,035	6.500	1/1/13
Fannie Mae	United States	23,451,290	24,085,778	6.000	12/1/13
Fannie Mae	United States	7,704,226	7,811,010	5.500	1/1/14
Fannie Mae	United States	35,014,047	35,499,359	5.500	2/1/14
Fannie Mae	United States	19,244,804	19,511,546	5.500	2/1/14
Fannie Mae	United States	6,351,205	6,439,236	5.500	2/1/14
Fannie Mae	United States	3,577,958	3,668,189	6.000	3/1/14
Fannie Mae	United States	7,826,553	7,935,033	5.500	9/1/14
Fannie Mae	United States	5,272,682	5,425,753	6.000	10/1/14
Fannie Mae	United States	6,783,705	6,954,780	6.000	11/1/14
Fannie Mae	United States	10,117,415	10,476,367	6.500	12/1/14
Fannie Mae	United States	12,995,941	13,457,018	6.500	12/1/14
Fannie Mae	United States	6,561,593	6,756,460	6.500	7/1/15
Fannie Mae	United States	1,384,293	1,435,339	6.500	8/1/15
Fannie Mae	United States	6,258,577	6,345,324	5.500	8/1/15
Fannie Mae	United States	4,460,023	4,521,841	5.500	8/1/15
Fannie Mae	United States	2,299,065	2,393,557	7.500	9/1/15
Fannie Mae	United States	4,069,502	4,236,759	7.500	12/1/15
Fannie Mae	United States	1,738,022	1,809,454	7.500	1/1/16
Fannie Mae	United States	2,465,193	2,523,668	6.000	1/1/16
Fannie Mae	United States	2,951,568	3,021,580	6.000	3/1/16
Fannie Mae	United States	19,897,964	20,436,315	6.000	3/1/16

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae	United States	4,555,686	4,670,573	6.000	4/1/16
Fannie Mae	United States	26,365,244	27,030,136	6.000	5/1/16
Fannie Mae	United States	2,876,509	2,948,234	6.000	7/1/16
Fannie Mae	United States	29,799,586	30,199,047	5.500	7/1/16
Fannie Mae	United States	14,227,809	14,650,347	6.500	9/1/16
Fannie Mae	United States	7,673,301	7,952,240	6.500	9/1/16
Fannie Mae	United States	12,090,051	12,276,779	5.500	11/1/16
Fannie Mae	United States	2,665,516	2,775,069	7.500	12/1/16
Fannie Mae	United States	4,852,248	4,927,190	5.500	12/1/16
Fannie Mae	United States	9,635,332	9,896,022	6.000	12/1/16
Fannie Mae	United States	3,338,805	3,423,005	6.000	3/1/17
Fannie Mae	United States	12,686,617	13,136,378	6.500	6/1/17
Fannie Mae	United States	13,758,650	14,101,718	6.000	7/1/17
Fannie Mae	United States	36,836,052	38,470,647	7.500	8/1/17
Fannie Mae	United States	6,376,306	6,548,821	6.000	8/1/17
Fannie Mae	United States	8,219,007	8,426,278	6.000	11/1/17
Fannie Mae	United States	27,576,835	28,272,281	6.000	11/1/17
Fannie Mae	United States	96,030,399	98,452,142	6.000	11/1/17
Fannie Mae	United States	10,380,158	10,660,999	6.000	12/1/17
Fannie Mae	United States	6,380,437	6,540,720	6.000	3/1/18
Fannie Mae	United States	5,701,616	5,844,846	6.000	3/1/18
Fannie Mae	United States	5,306,386	5,438,699	6.000	3/1/18
Fannie Mae	United States	6,877,556	7,049,046	6.000	3/1/18
Fannie Mae	United States	15,440,950	15,679,432	5.500	4/1/18
Fannie Mae	United States	15,685,019	16,241,077	6.500	4/1/18
Fannie Mae	United States	15,211,925	15,594,064	6.000	5/1/18
Fannie Mae	United States	6,364,911	6,523,618	6.000	5/1/18
Fannie Mae	United States	8,362,875	8,571,401	6.000	5/1/18
Fannie Mae	United States	17,500,571	17,770,863	5.500	6/1/18
Fannie Mae	United States	37,943,255	39,288,403	6.500	7/1/18
Fannie Mae	United States	9,741,267	10,100,476	6.500	10/1/18
Fannie Mae	United States	11,820,036	12,308,357	7.000	11/1/18
Fannie Mae	United States	11,851,753	12,271,916	6.500	11/1/18
Fannie Mae	United States	1,950,671	1,999,310	6.000	12/1/18
Fannie Mae	United States	32,481,305	33,300,435	6.000	12/1/18
Fannie Mae	United States	43,986,801	45,096,082	6.000	6/1/19
Fannie Mae	United States	8,045	8,129	7.500	7/1/19
Fannie Mae	United States	37,167,489	37,699,944	5.500	12/1/19
Fannie Mae	United States	134,500,652	137,473,677	5.500	6/1/20
Fannie Mae	United States	40,126,860	40,951,133	5.500	1/1/21
Fannie Mae	United States	8,100,701	8,362,776	6.500	1/1/22
Fannie Mae	United States	10,414,099	10,660,854	6.000	3/1/22
Fannie Mae	United States	210,498,384	215,546,211	6.000	8/1/22
Fannie Mae	United States	16,064,041	16,175,244	5.500	1/1/23
Fannie Mae	United States	1,674,855	1,680,104	6.150	4/25/23
Fannie Mae	United States	21,229,751	21,844,583	6.500	10/1/26
Fannie Mae	United States	4,201,594	4,192,622	5.000	12/25/26
Fannie Mae	United States	4,662,930	4,925,271	7.000	6/25/32
Fannie Mae	United States	27,739,088	28,345,041	6.000	8/25/32
Fannie Mae	United States	179,561,075	185,681,152	6.500	12/1/32
Fannie Mae	United States	52,195,924	52,234,627	5.500	6/1/33
Fannie Mae	United States	29,131,502	29,168,961	4.437	7/1/33
Fannie Mae	United States	85,277,279	83,333,299	5.000	3/1/34
Fannie Mae	United States	154,792,778	151,264,123	5.000	3/1/34
Fannie Mae	United States	52,536,349	52,207,085	3.846	6/1/34
Fannie Mae	United States	17,085,331	17,017,721	4.658	9/1/34
Fannie Mae	United States	16,609,147	16,609,176	4.757	12/1/34
Fannie Mae	United States	17,099,926	17,202,289	4.142	1/1/35

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae	United States	10,269,785	10,352,502	4.750	1/1/35
Fannie Mae	United States	18,674,986	18,662,716	4.752	3/1/35
Fannie Mae	United States	226,561,847	230,524,490	6.000	4/1/35
Fannie Mae	United States	117,233,393	119,576,733	6.000	6/1/35
Fannie Mae	United States	131,410,221	132,527,501	5.030	7/1/35
Fannie Mae	United States	46,648,840	47,072,065	5.060	7/1/35
Fannie Mae	United States	10,887,827	10,905,607	4.839	8/1/35
Fannie Mae	United States	201,337,047	201,697,777	5.500	8/1/35
Fannie Mae	United States	30,685,929	32,131,497	6.500	8/25/35
Fannie Mae	United States	19,049,265	19,442,751	6.000	11/1/35
Fannie Mae	United States	111,653,966	113,606,832	6.000	11/1/35
Fannie Mae	United States	53,427,835	53,768,058	5.296	1/1/36
Fannie Mae	United States	51,876,029	52,507,178	5.571	5/1/36
Fannie Mae	United States	34,746,086	35,716,739	6.500	7/1/37
Fannie Mae	United States	44,345,802	45,238,732	6.500	8/1/37
Fannie Mae	United States	89,691,075	91,497,060	6.500	11/1/37
Fannie Mae	United States	65,025,014	66,334,332	6.500	11/1/37
Fannie Mae	United States	4,667,440	4,932,274	7.500	2/25/41
Fannie Mae	United States	4,909,767	5,186,771	7.500	7/25/41
Fannie Mae	United States	1,787,698	1,862,093	7.000	9/25/41
Fannie Mae	United States	4,718,698	4,982,279	7.000	6/25/42
Fannie Mae	United States	5,331,318	5,612,437	7.000	6/25/42
Fannie Mae	United States	9,952,257	10,414,144	6.500	7/25/42
Fannie Mae	United States	4,036,850	4,274,059	7.000	7/25/42
Fannie Mae	United States	5,883,921	6,300,476	7.500	10/25/42
Fannie Mae	United States	9,242,874	9,616,976	6.500	1/25/44
Fannie Mae	United States	21,125,358	22,685,206	7.500	3/25/44
Fannie Mae Multifamily DUS	United States	11,330,406	11,344,417	5.965	10/1/08
Fannie Mae Multifamily DUS	United States	1,637,127	1,639,061	5.662	11/1/08
Fannie Mae Multifamily DUS	United States	2,524,985	2,538,751	6.012	1/1/09
Fannie Mae Multifamily DUS	United States	964,271	1,005,866	5.940	11/1/11
Fannie Mae Multifamily DUS	United States	4,786,209	4,956,856	5.630	12/1/11
Fannie Mae Multifamily DUS	United States	5,984,206	6,252,725	5.897	1/1/12
Fannie Mae Multifamily DUS	United States	23,145,433	24,230,623	5.931	4/1/12
Fannie Mae Multifamily DUS	United States	16,115,000	16,292,415	4.890	4/1/12
Fannie Mae Multifamily DUS	United States	4,644,598	4,715,082	4.975	1/1/13
Fannie Mae Multifamily DUS	United States	17,328,708	17,506,754	4.835	1/1/13
Fannie Mae Multifamily DUS	United States	4,350,393	4,407,552	4.918	2/1/13
Fannie Mae Multifamily DUS	United States	379,946	369,942	4.019	8/1/13
Fannie Mae Multifamily DUS	United States	3,307,384	3,371,744	5.081	10/1/13
Fannie Mae Multifamily DUS	United States	10,393,869	10,708,193	5.320	4/1/14
Fannie Mae Multifamily DUS	United States	13,700,556	13,804,795	4.926	4/1/15
Fannie Mae Multifamily DUS	United States	28,292,663	29,086,352	5.355	11/1/15
FedEx Corp.	United States	16,722,122	17,914,088	6.720	7/15/23
Ford Motor Credit Co.	United States	166,700,000	149,280,850	7.375	2/1/11
Ford Motor Credit Co.	United States	118,160,000	102,345,347	7.250	10/25/11
Freddie Mac	United States	179,161	178,835	6.500	5/15/08
Freddie Mac	United States	12,202	12,510	8.750	5/1/10
Freddie Mac	United States	7,793	7,850	8.000	11/1/10
Freddie Mac	United States	6,937,641	7,186,921	6.500	12/15/13
Freddie Mac	United States	11,187,723	11,382,669	6.000	9/15/16
Freddie Mac	United States	3,063	3,079	8.250	2/1/17
Freddie Mac	United States	1,036,394	1,062,434	6.500	5/15/21
Freddie Mac	United States	12,152,436	12,721,655	7.000	8/25/23
Freddie Mac	United States	74,259,426	75,875,230	5.538	7/25/33
Freddie Mac	United States	466,062	486,268	6.500	9/25/43
Freddie Mac	United States	29,717,036	31,268,063	6.500	10/25/43
Freddie Mac Gold	United States	88,763	89,265	7.000	5/1/08

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Freddie Mac Gold	United States	205,243	207,284	7.000	12/1/08
Freddie Mac Gold	United States	230,385	233,667	7.000	8/1/09
Freddie Mac Gold	United States	2,912,472	2,985,933	6.000	10/1/13
Freddie Mac Gold	United States	10,365,140	10,617,213	6.000	4/1/14
Freddie Mac Gold	United States	2,878,581	2,982,191	6.500	7/1/14
Freddie Mac Gold	United States	11,949,604	12,096,285	5.500	8/1/14
Freddie Mac Gold	United States	9,818,210	10,069,313	6.000	10/1/14
Freddie Mac Gold	United States	11,487,892	11,805,095	6.500	11/1/14
Freddie Mac Gold	United States	378,871	389,789	7.000	4/1/15
Freddie Mac Gold	United States	2,249,440	2,303,933	6.000	9/1/15
Freddie Mac Gold	United States	4,481,083	4,643,200	6.500	5/1/16
Freddie Mac Gold	United States	2,991,017	3,064,670	6.000	5/1/16
Freddie Mac Gold	United States	36,182,157	37,065,175	6.000	6/1/16
Freddie Mac Gold	United States	25,038,469	25,649,527	6.000	10/1/16
Freddie Mac Gold	United States	12,927,013	13,085,692	5.500	1/1/17
Freddie Mac Gold	United States	8,144,766	8,431,804	6.500	3/1/17
Freddie Mac Gold	United States	16,488,997	16,890,312	6.000	5/1/17
Freddie Mac Gold	United States	4,747,254	4,914,557	6.500	8/1/17
Freddie Mac Gold	United States	2,325,399	2,407,351	6.500	8/1/17
Freddie Mac Gold	United States	5,949,953	6,165,212	6.500	11/1/17
Freddie Mac Gold	United States	8,398,382	8,694,358	6.500	12/1/17
Freddie Mac Gold	United States	12,721,219	13,030,833	6.000	2/1/18
Freddie Mac Gold	United States	8,142,689	8,429,654	6.500	3/1/18
Freddie Mac Gold	United States	4,290,064	4,441,255	6.500	9/1/18
Freddie Mac Gold	United States	8,269,324	8,486,947	6.000	10/1/18
Freddie Mac Gold	United States	1,366,595	1,451,519	7.750	7/25/21
Freddie Mac Gold	United States	37,381	40,092	8.500	1/1/23
Freddie Mac Gold	United States	364,586	385,850	7.470	3/17/23
Freddie Mac Gold	United States	56,182,363	57,813,748	6.500	10/1/26
Freddie Mac Gold	United States	95,400,364	98,654,556	6.500	12/1/32
Freddie Mac Gold	United States	5,655,090	5,847,990	6.500	4/1/33
Freddie Mac Gold	United States	92,672,025	90,731,968	5.000	8/1/33
Freddie Mac Gold	United States	19,256,487	18,975,068	3.807	5/1/34
Freddie Mac Gold	United States	88,852,862	89,300,597	4.844	5/1/35
Freddie Mac Gold	United States	51,379,138	52,379,480	6.000	6/1/35
Freddie Mac Gold	United States	28,973,555	28,930,778	4.807	10/1/35
Freddie Mac Gold	United States	52,089,746	52,489,628	5.386	11/1/35
Freddie Mac Gold	United States	36,711,049	37,343,616	6.325	11/1/36
General Electric Co.	United States	190,000,000	187,224,290	5.041	11/1/12
Ginnie Mae	United States	366,447	393,589	7.970	4/15/20
Ginnie Mae	United States	435,982	468,629	7.970	5/15/20
Ginnie Mae	United States	262,646	280,559	7.970	8/15/20
Ginnie Mae	United States	352,073	376,303	7.970	8/15/20
Ginnie Mae	United States	423,019	454,836	7.970	10/15/20
Ginnie Mae	United States	306,907	329,563	7.970	1/15/21
Ginnie Mae	United States	2,989,456	3,178,995	7.500	11/15/24
Ginnie Mae	United States	1,318,929	1,403,210	7.500	10/15/25
GMAC, LLC	United States	6,145,000	5,732,179	7.750	1/19/10
GMAC, LLC	United States	201,105,000	172,044,121	6.875	9/15/11
GMAC, LLC	United States	20,691,000	17,191,005	6.875	8/28/12
GMAC, LLC	United States	209,640,000	175,861,755	8.000	11/1/31
HCA, Inc.	United States	27,750,000	27,992,813	8.750	9/1/10
HCA, Inc.	United States	23,798,000	23,203,050	7.875	2/1/11
HCA, Inc.	United States	50,090,000	46,583,700	6.950	5/1/12
HCA, Inc.	United States	11,400,000	10,146,000	6.300	10/1/12
HCA, Inc.	United States	47,740,000	41,772,500	6.250	2/15/13
HCA, Inc.	United States	27,400,000	24,386,000	6.750	7/15/13
HCA, Inc.	United States	20,420,000	16,948,600	5.750	3/15/14

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
HCA, Inc.	United States	22,000,000	18,590,000	6.500	2/15/16
Health Net, Inc.	United States	18,675,000	18,211,841	6.375	6/1/17
HSBC Holdings PLC	United Kingdom	23,000,000	22,360,025	6.500	5/2/36
HSBC Holdings PLC	United Kingdom	45,000,000	43,615,305	6.500	9/15/37
JPMorgan Chase Capital III	United States	28,187,000	32,636,402	8.750	9/1/30
JPMorgan Chase Capital XVII	United States	5,955,000	5,083,373	5.850	8/1/35
Kaupthing Bank	Iceland	65,060,000	59,644,015	7.125	5/19/16
Lafarge SA	France	33,715,000	33,481,504	6.500	7/15/16
Liberty Media Corp.	United States	32,630,000	31,960,857	8.500	7/15/29
Liberty Media Corp.	United States	15,970,000	10,300,650	4.000	11/15/29
Liberty Media Corp.	United States	25,143,000	24,128,254	8.250	2/1/30
Lockheed Martin Corp.	United States	18,500,000	21,223,829	7.650	5/1/16
Lockheed Martin Corp.	United States	8,500,000	10,079,045	7.750	5/1/26
Macy’s, Inc.	United States	5,900,000	6,355,834	7.625	8/15/13
Macy’s, Inc.	United States	11,675,000	11,613,800	7.450	10/15/16
Macy’s, Inc.	United States	8,080,000	7,400,011	6.900	4/1/29
Macy’s, Inc.	United States	55,984,000	51,225,640	6.900	1/15/32
Macy’s, Inc.	United States	21,275,000	19,192,007	6.700	7/15/34
Norfolk Southern Corp.	United States	13,000,000	14,721,226	7.700	5/15/17
Norfolk Southern Corp.	United States	7,389,000	10,083,369	9.750	6/15/20
Safeco Corp.	United States	15,131,000	15,137,416	4.875	2/1/10
Safeco Corp.	United States	13,672,000	14,732,947	7.250	9/1/12
SLM Student Loan Trust	United States	2,184,245	2,185,027	5.084	1/25/16
SLM Student Loan Trust	United States	37,676,567	37,573,069	5.084	4/25/17
SLM Student Loan Trust	United States	124,000,000	122,874,564	5.084	7/25/17
SLM Student Loan Trust	United States	52,776,428	52,794,076	5.094	10/25/17
Small Business Administration - 504 Program	United States	1,843,944	1,905,025	6.700	12/1/16
Small Business Administration - 504 Program	United States	2,843,721	2,962,862	7.200	6/1/17
Small Business Administration - 504 Program	United States	4,302,395	4,464,091	6.900	9/1/17
Small Business Administration - 504 Program	United States	5,409,177	5,562,590	6.150	4/1/18
Small Business Administration - 504 Program	United States	2,965,966	3,045,237	6.000	9/1/18
Small Business Administration - 504 Program	United States	4,134,787	4,318,385	6.800	6/1/19
Small Business Administration - 504 Program	United States	10,793,740	11,453,477	7.470	4/1/20
Small Business Administration - 504 Program	United States	4,490,637	4,842,875	8.030	5/1/20
Small Business Administration - 504 Program	United States	7,676,063	8,143,989	7.390	7/1/20
Small Business Administration - 504 Program	United States	4,691,420	4,971,154	7.210	9/1/20
Small Business Administration - 504 Program	United States	10,363,902	10,830,164	6.340	5/1/21
Small Business Administration - 504 Program	United States	9,262,630	9,852,587	6.625	7/1/21
Small Business Administration - 504 Program	United States	19,040,954	19,110,937	4.920	10/1/23
Small Business Administration - 504 Program	United States	39,801,835	38,391,855	4.570	6/1/25
Small Business Administration - 504 Program	United States	33,811,407	34,467,088	5.360	11/1/25
Small Business Administration - 504 Program	United States	47,439,576	48,689,419	5.640	4/1/26
Small Business Administration - 504 Program	United States	52,450,384	54,491,936	5.820	6/1/26
Small Business Administration - 504 Program	United States	11,849,907	12,236,647	5.710	6/1/27
The Travelers Companies, Inc.	United States	19,885,000	21,480,016	8.125	4/15/10
The Travelers Companies, Inc.	United States	10,250,000	10,243,542	5.000	3/15/13
The Travelers Companies, Inc.	United States	9,160,000	9,096,915	5.500	12/1/15
The Travelers Companies, Inc.	United States	22,000,000	22,708,906	6.250	6/20/16
The Travelers Companies, Inc.	United States	21,660,000	21,306,227	5.750	12/15/17
Time Warner, Inc.	United States	107,980,000	119,492,828	7.625	4/15/31
Time Warner, Inc.	United States	79,490,000	88,317,762	7.700	5/1/32
U.S. Treasury Notes	United States	200,000,000	200,015,600	3.375	2/15/08
U.S. Treasury Notes	United States	105,000,000	105,508,620	4.875	4/30/08
Union Pacific Corp.	United States	15,720,000	16,387,864	6.125	1/15/12
Union Pacific Corp.	United States	3,550,000	3,752,400	6.500	4/15/12
Union Pacific Corp.	United States	2,935,000	2,884,706	5.375	5/1/14
Union Pacific Corp.	United States	8,320,000	7,930,033	4.875	1/15/15
Union Pacific Corp.	United States	33,981,213	36,197,506	6.330	1/2/20

Dodge Cox Balanced Fund (146)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Union Pacific Corp.	United States	36,921,430	40,041,291	5.866	7/2/30
Union Pacific Corp.	United States	23,175,000	24,729,527	6.176	1/2/31
Union Planters Mortgage Finance Corp.	United States	3,486,720	3,662,950	7.700	12/25/24
Unum Group	United States	8,426,000	8,988,242	7.625	3/1/11
Unum Group	United Kingdom	10,200,000	10,572,065	6.850	11/15/15
Unum Group	United States	8,500,000	8,391,021	7.190	2/1/28
Unum Group	United States	12,130,000	12,638,538	7.250	3/15/28
Unum Group	United States	11,633,000	11,681,731	6.750	12/15/28
Wachovia Bank, NA	United States	46,000,000	46,307,372	6.000	11/15/17
Wachovia Corp.	United States	186,000,000	180,305,796	5.281	4/23/12
WellPoint, Inc.	United States	13,070,000	12,519,897	5.000	12/15/14
WellPoint, Inc.	United States	77,600,000	75,130,613	5.250	1/15/16
WellPoint, Inc.	United States	1,275,000	1,283,673	5.875	6/15/17
Wells Fargo & Co.	United States	44,000,000	44,026,884	5.625	12/11/17
Wyeth	United States	70,724,000	71,831,891	5.500	2/1/14
Wyeth	United States	10,665,000	10,838,658	5.500	2/15/16
Wyeth	United States	35,000,000	35,402,115	5.450	4/1/17
Xerox Corp.	United States	18,425,000	19,303,578	7.125	6/15/10
Xerox Corp.	United States	135,655,000	141,912,630	6.875	8/15/11
Xerox Corp.	United States	10,000,000	10,232,830	6.400	3/15/16
CASH EQUIVALENTS
Fixed Income Clearing Corporation Repurchase Agreement	United States	276,914,000	276,914,000	3.750	1/2/08
SSgA Prime Money Market Fund	United States	25,547,179	25,547,179

Important Legal Information

•

Portfolio holdings are subject to change without notice and may not represent current or future portfolio composition. The portfolio data is “as of” the date indicated and we disclaim any responsibility to update the information.

•

Unlike the Fund’s regulatory filings, the portfolio data and its presentation in this document are not required to conform to Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) presentation requirements. Therefore, it differs from that provided in the complete portfolio of investments in the annual and semiannual report to shareholders filed with the SEC on Form N-CSR, and the complete portfolio of investments filed after the first and third quarter on Form N-Q.

•

The portfolio data is for information only. It does not constitute a recommendation or an offer for a particular security or fund, nor should it be taken as a solicitation or a recommendation to buy or sell securities or other investments.

•

Investors should carefully consider a Fund’s investment goals, risks, charges and expenses before investing. To obtain a prospectus, which contains this and other information, call us at 1-800-621-3979 or visit our website at dodgeandcox.com.

Please read the prospectus carefully before investing.

Copyright© 1998-2008. Dodge & Cox®. All rights reserved.

Dodge Cox Income Fund (147)

Portfolio Holdings as of December 31, 2007

The following portfolio data for the Dodge & Cox Income Fund is made available to the public under our Policy Regarding Disclosure of Portfolio Holdings and is “as of” the date indicated.

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
FIXED-INCOME SECURITIES
AT&T Corp.	United States	159,915,000	196,387,294	8.000	11/15/31
Bank of America	United States	105,000,000	102,099,480	5.300	3/15/17
BankAmerica Capital II	United States	14,550,000	15,236,338	8.000	12/15/26
BankAmerica Capital VI	United States	21,450,000	18,319,952	5.625	3/8/35
BankAmerica Capital XI	United States	64,360,000	63,681,406	6.625	5/23/36
Boston Properties, Inc.	United States	60,782,000	61,807,641	6.250	1/15/13
Boston Properties, Inc.	United States	17,444,000	16,188,047	5.000	6/1/15
Boston Properties, Inc.	United States	35,160,000	34,131,975	5.625	4/15/15
Boston Scientific Corp.	United States	32,375,000	29,785,000	5.450	6/15/14
Boston Scientific Corp.	United States	15,000,000	14,100,000	6.250	11/15/15
Boston Scientific Corp.	United States	46,602,000	43,805,880	6.400	6/15/16
Burlington Northern Santa Fe Railway	United States	44,294,810	44,159,006	5.629	4/1/24
Burlington Northern Santa Fe Railway	United States	31,277,410	31,362,419	5.720	1/15/24
Burlington Northern Santa Fe Railway	United States	10,423,041	10,224,611	5.342	4/1/24
Burlington Northern Santa Fe Railway	United States	54,625,000	55,687,511	5.996	4/1/24
Burlington Northern Santa Fe Railway	United States	22,292,592	24,668,640	7.570	1/2/21
Burlington Northern Santa Fe Railway	United States	7,003,425	8,126,985	8.251	1/15/21
Burlington Northern Santa Fe Railway	United States	7,883,000	7,518,798	4.300	7/1/13
Burlington Northern Santa Fe Railway	United States	7,835,000	7,493,989	4.875	1/15/15
Capital One Financial Corp.	United States	130,000,000	124,685,730	6.750	9/15/17
CIGNA Corp.	United States	3,597,000	4,017,133	7.650	3/1/23
CIGNA Corp.	United States	27,840,000	31,494,291	7.875	5/15/27
CIGNA Corp.	United States	7,375,000	8,574,514	8.300	1/15/33
CIGNA Corp.	United States	13,665,000	14,505,561	7.000	1/15/11
CIGNA Corp.	United States	28,755,000	30,061,483	6.375	10/15/11
CIGNA Corp.	United States	38,000,000	35,256,970	6.150	11/15/36
Citigroup, Inc.	United States	77,000,000	79,093,938	6.125	11/21/17
Comcast Corp.	United States	75,040,000	73,584,449	5.300	1/15/14
Comcast Corp.	United States	24,960,000	25,139,188	5.850	11/15/15
Comcast Corp.	United States	33,925,000	34,131,637	5.900	3/15/16
Comcast Corp.	United States	41,870,000	43,655,839	6.500	1/15/17
Comcast Corp.	United States	52,600,000	52,441,516	5.875	2/15/18
Comcast Corp.	United States	31,360,000	32,536,847	6.300	11/15/17
Covidien International Finance SA	United States	32,700,000	33,835,802	6.000	10/15/17
Cox Communications, Inc.	United States	105,760,000	103,648,290	5.450	12/15/14
Cox Communications, Inc.	United States	78,390,000	77,929,537	5.875	12/1/16
CSX Transportation, Inc.	United States	10,272,000	13,261,871	9.750	6/15/20
CSX Transportation, Inc.	United States	22,896,000	23,349,598	6.251	1/15/23
Dept. of Veterans Affairs	United States	404,942	444,198	9.293	5/15/25
Dept. of Veterans Affairs	United States	29,415,632	31,508,752	7.500	6/15/27
Dept. of Veterans Affairs	United States	1,111,754	1,198,719	8.177	10/15/27
Dillard’s, Inc.	United States	550,000	556,875	9.500	9/1/09
Dillard’s, Inc.	United States	21,666,000	16,682,820	7.750	7/15/26
Dillard’s, Inc.	United States	12,803,000	9,858,310	7.750	5/15/27
Dillard’s, Inc.	United States	24,015,000	19,332,075	7.130	8/1/18
Dillard’s, Inc.	United States	4,985,000	4,953,844	6.625	11/15/08
Dillard’s, Inc.	United States	28,825,000	21,042,250	7.000	12/1/28
Dow Chemical Co.	United States	35,089,000	38,594,847	7.375	11/1/29
Dow Chemical Co.	United States	9,875,000	10,265,299	6.000	10/1/12
Dow Chemical Co.	United States	54,087,000	53,737,436	4.027	9/30/09
Fannie Mae	United States	5,345,934	5,378,831	6.000	6/25/23
Fannie Mae	United States	4,673,507	4,961,612	7.500	7/25/41
Fannie Mae	United States	16,091,027	16,651,659	6.500	10/25/28

Dodge Cox Income Fund (147)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae	United States	2,747,577	2,840,730	6.500	9/25/28
Fannie Mae	United States	98,764	102,408	8.000	1/1/12
Fannie Mae	United States	2,487,737	2,550,232	6.000	4/1/17
Fannie Mae	United States	3,489,242	3,576,895	6.000	5/1/17
Fannie Mae	United States	2,717,212	2,758,295	5.500	11/1/17
Fannie Mae	United States	10,057,702	10,209,769	5.500	1/1/18
Fannie Mae	United States	19,916,152	18,870,879	4.500	9/1/33
Fannie Mae	United States	12,342,043	12,514,813	5.500	12/1/19
Fannie Mae	United States	11,594,206	11,535,344	4.500	6/1/35
Fannie Mae	United States	14,406,293	14,332,847	4.500	7/1/35
Fannie Mae	United States	80,163,778	81,777,924	6.500	9/1/37
Fannie Mae	United States	119,461,022	121,866,442	6.500	10/1/37
Fannie Mae	United States	16,934	17,134	8.000	8/1/22
Fannie Mae	United States	1,234,011	1,271,807	6.500	11/1/12
Fannie Mae	United States	1,889,256	1,936,900	6.000	4/1/13
Fannie Mae	United States	23,797,943	24,337,495	6.000	11/1/28
Fannie Mae	United States	14,960,884	15,300,080	6.000	12/1/28
Fannie Mae	United States	2,512,699	2,576,065	6.000	3/1/14
Fannie Mae	United States	2,111,254	2,161,333	6.000	6/1/14
Fannie Mae	United States	603,089	617,441	7.000	12/1/10
Fannie Mae	United States	42,258	42,501	7.000	7/1/08
Fannie Mae	United States	19,169,458	19,435,156	5.500	9/1/14
Fannie Mae	United States	257,314	259,916	7.500	11/1/14
Fannie Mae	United States	9,218,833	9,361,216	5.500	4/1/16
Fannie Mae	United States	396,987	406,679	7.000	12/1/11
Fannie Mae	United States	12,569,851	12,883,276	6.000	1/1/17
Fannie Mae	United States	9,889,718	10,136,315	6.000	1/1/17
Fannie Mae	United States	3,402,719	3,588,123	7.000	4/1/32
Fannie Mae	United States	13,603,952	14,072,836	6.500	7/1/17
Fannie Mae	United States	22,855,484	23,425,378	6.000	7/1/17
Fannie Mae	United States	489,366	496,765	5.500	9/1/17
Fannie Mae	United States	8,741,325	8,876,332	5.500	7/1/17
Fannie Mae	United States	6,468,899	6,558,561	5.500	8/1/15
Fannie Mae	United States	6,879,559	6,983,575	5.500	10/1/17
Fannie Mae	United States	89,808,971	91,496,384	6.000	3/1/33
Fannie Mae	United States	15,107,245	15,486,755	6.000	2/1/18
Fannie Mae	United States	10,095,394	10,248,031	5.500	3/1/18
Fannie Mae	United States	3,795,480	3,848,087	5.500	8/1/15
Fannie Mae	United States	8,551,011	8,669,532	5.500	9/1/14
Fannie Mae	United States	13,165,649	13,493,930	6.000	11/1/17
Fannie Mae	United States	3,727,515	3,820,459	6.000	1/1/18
Fannie Mae	United States	9,290,751	9,524,144	6.000	3/1/18
Fannie Mae	United States	34,378,355	32,574,053	4.500	10/1/33
Fannie Mae	United States	12,723,719	12,733,153	5.500	10/1/33
Fannie Mae	United States	12,223,885	12,520,854	6.000	4/1/18
Fannie Mae	United States	4,271,894	4,378,413	6.000	7/1/16
Fannie Mae	United States	7,517,741	7,633,851	5.500	1/1/17
Fannie Mae	United States	7,520,922	7,848,633	7.000	12/25/41
Fannie Mae	United States	24,365,908	24,890,175	6.000	12/25/31
Fannie Mae	United States	2,341,230	2,473,275	7.000	3/25/45
Fannie Mae	United States	8,423,254	8,893,767	7.000	6/25/42
Fannie Mae	United States	5,298,055	5,596,129	7.000	6/25/32
Fannie Mae	United States	4,287,238	4,513,303	7.000	6/25/42
Fannie Mae	United States	10,009,797	10,398,574	6.500	6/25/42
Fannie Mae	United States	15,834,539	16,370,328	6.500	12/25/42
Fannie Mae	United States	7,202,943	7,579,569	7.500	12/25/42
Fannie Mae	United States	10,701,008	11,193,340	6.500	12/25/42
Fannie Mae	United States	26,095,476	27,628,872	7.000	7/25/42

Dodge Cox Income Fund (147)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae	United States	7,775,180	8,211,423	7.000	10/25/42
Fannie Mae	United States	33,402,349	35,868,701	7.500	3/25/44
Fannie Mae	United States	20,148,759	21,656,743	7.500	6/25/44
Fannie Mae	United States	18,391,909	19,440,003	7.000	10/25/44
Fannie Mae	United States	2,457,034	2,593,196	6.500	12/25/45
Fannie Mae	United States	16,302,293	17,556,828	7.000	12/25/45
Fannie Mae	United States	260,451	282,346	7.500	12/25/45
Fannie Mae	United States	19,622,335	21,509,262	8.000	12/25/45
Fannie Mae	United States	110,160,725	112,103,244	6.180	8/25/47
Fannie Mae	United States	28,273,522	28,674,486	6.157	8/25/47
Fannie Mae	United States	7,370,528	7,621,742	6.500	1/1/34
Fannie Mae	United States	45,826,475	47,451,096	6.500	4/1/18
Fannie Mae	United States	181,923,658	182,058,556	5.500	5/1/34
Fannie Mae	United States	109,560,233	107,062,699	5.000	11/1/33
Fannie Mae	United States	11,853,665	12,273,896	6.500	11/1/18
Fannie Mae	United States	16,607,565	16,864,065	5.500	2/1/18
Fannie Mae	United States	13,191,411	13,422,133	6.000	2/1/34
Fannie Mae	United States	23,824,315	23,281,217	5.000	3/1/34
Fannie Mae	United States	18,682,975	19,345,316	6.500	1/1/18
Fannie Mae	United States	31,689,652	30,967,255	5.000	3/1/34
Fannie Mae	United States	15,204,853	15,583,981	6.000	3/1/18
Fannie Mae	United States	12,102,127	12,111,101	5.500	2/1/34
Fannie Mae	United States	131,344,558	128,350,429	5.000	3/1/34
Fannie Mae	United States	53,338,180	54,668,149	6.000	2/1/19
Fannie Mae	United States	22,839,367	23,408,859	6.000	1/1/19
Fannie Mae	United States	19,568,823	20,098,269	6.000	3/1/16
Fannie Mae	United States	11,166,675	11,468,796	6.000	12/1/15
Fannie Mae	United States	32,207,579	33,349,388	6.500	6/1/18
Fannie Mae	United States	13,580,052	14,061,487	6.500	3/1/17
Fannie Mae	United States	9,095,592	9,324,969	6.000	12/1/18
Fannie Mae	United States	16,080,111	16,793,664	7.500	8/1/17
Fannie Mae	United States	6,016,903	6,209,715	6.500	5/1/22
Fannie Mae	United States	24,261,959	24,866,923	6.000	2/1/19
Fannie Mae	United States	21,674,443	22,442,836	6.500	7/1/17
Fannie Mae	United States	18,503,501	18,827,134	6.000	8/1/34
Fannie Mae	United States	22,580,480	22,588,761	4.543	8/1/34
Fannie Mae	United States	19,798,337	20,292,002	6.000	7/1/19
Fannie Mae	United States	15,233,875	15,613,726	6.000	8/1/19
Fannie Mae	United States	23,404,823	23,973,424	6.000	8/1/19
Fannie Mae	United States	29,171,089	30,252,235	6.500	4/1/19
Fannie Mae	United States	12,622,747	11,960,259	4.500	8/1/33
Fannie Mae	United States	23,037,565	23,831,194	6.500	10/1/24
Fannie Mae	United States	11,735,142	12,020,238	6.000	10/1/19
Fannie Mae	United States	23,178,357	23,756,302	6.000	1/1/19
Fannie Mae	United States	163,844,686	169,429,093	6.500	12/1/32
Fannie Mae	United States	45,260,621	46,402,026	6.000	11/1/17
Fannie Mae	United States	5,618,855	5,760,007	6.000	8/1/18
Fannie Mae	United States	7,346,895	7,530,088	6.000	2/1/19
Fannie Mae	United States	50,627,432	51,889,810	6.000	12/1/19
Fannie Mae	United States	180,274,768	183,427,834	6.000	4/1/35
Fannie Mae	United States	139,290,110	141,907,220	6.000	4/1/35
Fannie Mae	United States	14,172,373	14,525,757	6.000	8/1/19
Fannie Mae	United States	5,672,854	5,758,624	5.500	12/1/18
Fannie Mae	United States	33,871,601	34,383,722	5.500	12/1/17
Fannie Mae	United States	17,780,017	17,883,579	5.092	7/1/35
Fannie Mae	United States	17,659,902	18,077,254	6.000	1/1/20
Fannie Mae	United States	87,714,378	89,069,106	5.500	12/1/18
Fannie Mae	United States	2,962,541	3,008,296	5.500	1/1/18

Dodge Cox Income Fund (147)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae	United States	28,236,038	28,204,000	4.762	10/1/35
Fannie Mae	United States	60,301,859	61,805,466	6.000	12/1/20
Fannie Mae	United States	18,263,782	18,545,862	5.500	4/1/18
Fannie Mae	United States	153,138,397	156,015,700	6.000	7/1/35
Fannie Mae	United States	30,618,235	30,637,422	4.808	1/1/36
Fannie Mae	United States	46,170,235	47,093,117	6.000	6/1/35
Fannie Mae	United States	52,926,775	50,207,272	4.500	11/1/33
Fannie Mae	United States	37,317,738	37,970,438	6.000	4/1/34
Fannie Mae	United States	17,574,820	17,626,675	4.226	9/1/34
Fannie Mae	United States	5,087,579	5,155,594	4.689	8/1/34
Fannie Mae	United States	8,797,625	9,109,752	6.500	6/1/17
Fannie Mae	United States	20,886,412	20,797,042	4.598	10/1/34
Fannie Mae	United States	54,950,752	54,467,275	4.483	1/1/35
Fannie Mae	United States	14,339,419	14,028,154	4.488	1/1/35
Fannie Mae	United States	26,482,984	26,593,833	4.998	4/1/35
Fannie Mae	United States	15,249,043	15,237,815	4.885	10/1/35
Fannie Mae	United States	16,043,926	15,995,495	4.733	7/1/35
Fannie Mae	United States	16,781,520	16,755,961	4.756	7/1/35
Fannie Mae	United States	9,051,694	9,305,526	6.500	4/1/36
Fannie Mae	United States	50,222,183	50,161,691	4.781	8/1/35
Fannie Mae	United States	20,102,304	19,935,440	4.647	8/1/35
Fannie Mae	United States	122,132,664	123,191,077	5.040	7/1/35
Fannie Mae	United States	21,215,295	21,257,058	5.001	9/1/35
Fannie Mae	United States	19,129,448	19,148,582	4.866	12/1/35
Fannie Mae	United States	38,041,407	37,796,336	4.657	1/1/36
Fannie Mae	United States	17,625,803	17,921,372	5.291	11/1/35
Fannie Mae	United States	163,466,442	167,386,426	6.000	3/1/22
Fannie Mae	United States	32,600,777	32,499,972	4.131	12/1/36
Fannie Mae	United States	113,553,824	115,687,377	6.000	7/1/35
Fannie Mae	United States	76,878,081	78,699,659	6.000	4/1/22
Fannie Mae	United States	19,971,728	20,471,172	6.000	11/1/16
Fannie Mae	United States	23,400,843	23,442,505	5.500	8/1/35
Fannie Mae	United States	99,786,923	102,210,914	6.000	12/1/21
Fannie Mae	United States	29,222,272	29,445,685	5.247	1/1/37
Fannie Mae	United States	122,404,784	124,919,183	5.500	1/1/21
Fannie Mae	United States	23,397,887	23,367,106	4.768	11/1/36
Fannie Mae	United States	20,774,827	20,597,851	4.482	7/1/34
Fannie Mae	United States	35,697,181	36,218,509	5.500	1/1/22
Fannie Mae	United States	194,991,541	195,340,901	5.500	8/1/35
Fannie Mae	United States	56,935,521	57,931,343	6.000	11/1/35
Fannie Mae	United States	152,476,440	155,524,241	6.000	6/1/35
Fannie Mae	United States	120,966,405	123,867,223	6.000	8/1/22
Fannie Mae	United States	141,404,859	144,231,354	6.000	4/1/35
Fannie Mae	United States	107,359,934	109,521,692	6.500	11/1/37
Fannie Mae	United States	151,349,790	154,613,194	6.000	3/1/36
Fannie Mae	United States	31,925,836	32,682,298	6.000	3/1/22
Fannie Mae	United States	17,804,006	17,685,289	4.260	1/1/35
Fannie Mae Multifamily DUS	United States	1,186,232	1,207,769	6.380	7/1/09
Fannie Mae Multifamily DUS	United States	22,400,677	23,449,353	6.224	5/1/11
Fannie Mae Multifamily DUS	United States	16,860,753	17,735,116	6.253	9/1/11
Fannie Mae Multifamily DUS	United States	24,785,012	25,974,584	6.135	10/1/11
Fannie Mae Multifamily DUS	United States	12,631,465	13,257,956	6.088	3/1/12
Fannie Mae Multifamily DUS	United States	22,048,056	23,081,795	5.931	4/1/12
Fannie Mae Multifamily DUS	United States	2,512,354	2,633,137	6.056	5/1/12
Fannie Mae Multifamily DUS	United States	24,987,604	26,233,482	5.880	9/1/12
Fannie Mae Multifamily DUS	United States	2,558,142	2,661,213	5.677	12/1/12
Fannie Mae Multifamily DUS	United States	16,957,379	17,131,609	4.835	1/1/13
Fannie Mae Multifamily DUS	United States	15,683,102	15,866,561	4.866	2/1/13

Dodge Cox Income Fund (147)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Fannie Mae Multifamily DUS	United States	13,590,000	13,519,764	4.750	3/1/15
Fannie Mae Multifamily DUS	United States	47,877,263	48,836,977	5.550	11/1/16
Fannie Mae Multifamily DUS	United States	36,536,865	37,550,365	5.425	6/1/17
FedEx Corp.	United States	24,193,870	25,918,428	6.720	7/15/23
FedEx Corp.	United States	2,895,580	3,201,277	7.650	7/15/24
Ford Motor Credit Co.	United States	273,833,000	245,219,094	7.375	2/1/11
Ford Motor Credit Co.	United States	220,905,000	191,338,854	7.250	10/25/11
Freddie Mac	United States	7,574,577	7,646,399	6.000	9/15/30
Freddie Mac	United States	494,565	493,735	6.000	8/15/08
Freddie Mac	United States	2,380,206	2,376,231	6.000	10/15/08
Freddie Mac	United States	123	123	8.000	5/1/09
Freddie Mac	United States	135	135	7.500	10/1/08
Freddie Mac	United States	7,292,573	7,717,887	7.096	7/25/33
Freddie Mac	United States	34,839,430	36,399,327	6.500	6/15/32
Freddie Mac Gold	United States	32,064,805	33,158,565	6.500	12/1/32
Freddie Mac Gold	United States	20,820,899	21,891,044	7.000	4/1/31
Freddie Mac Gold	United States	13,444	13,565	7.000	11/1/08
Freddie Mac Gold	United States	365,700	374,128	6.500	2/1/11
Freddie Mac Gold	United States	955,692	989,229	6.500	6/1/12
Freddie Mac Gold	United States	25,073,491	25,426,978	5.500	11/1/18
Freddie Mac Gold	United States	917,415	938,558	6.500	4/1/12
Freddie Mac Gold	United States	2,629,820	2,694,000	6.000	2/1/15
Freddie Mac Gold	United States	718,929	737,958	7.000	12/1/11
Freddie Mac Gold	United States	9,816,378	10,171,517	6.500	5/1/16
Freddie Mac Gold	United States	375,623	385,565	7.000	3/1/12
Freddie Mac Gold	United States	6,114,369	6,202,660	5.500	10/1/16
Freddie Mac Gold	United States	932,944	957,496	6.000	12/1/13
Freddie Mac Gold	United States	8,099,298	8,384,733	6.500	5/1/17
Freddie Mac Gold	United States	19,115,220	19,575,097	6.000	8/1/17
Freddie Mac Gold	United States	10,825,832	11,207,355	6.500	6/1/17
Freddie Mac Gold	United States	4,735,558	4,849,487	6.000	6/1/17
Freddie Mac Gold	United States	8,578,466	8,688,958	5.500	7/1/14
Freddie Mac Gold	United States	20,579,955	21,080,837	6.000	5/1/17
Freddie Mac Gold	United States	11,523,779	11,801,020	6.000	1/1/18
Freddie Mac Gold	United States	2,742,004	2,838,637	6.500	12/1/17
Freddie Mac Gold	United States	15,874,890	16,434,353	6.500	12/1/17
Freddie Mac Gold	United States	5,016,255	5,138,343	6.000	2/1/18
Freddie Mac Gold	United States	4,342,243	4,495,272	6.500	8/1/17
Freddie Mac Gold	United States	5,772,698	5,984,360	6.500	9/1/18
Freddie Mac Gold	United States	18,773,223	19,230,132	6.000	12/1/17
Freddie Mac Gold	United States	11,874,116	12,152,606	6.000	2/1/19
Freddie Mac Gold	United States	16,701,611	17,029,620	6.000	7/1/25
Freddie Mac Gold	United States	69,178,264	69,548,196	5.500	11/1/23
Freddie Mac Gold	United States	41,254,963	42,452,896	6.500	10/1/26
Freddie Mac Gold	United States	4,876,582	5,052,106	6.500	7/1/14
Freddie Mac Gold	United States	878,733	910,361	6.500	11/1/14
Freddie Mac Gold	United States	4,852,403	4,922,470	5.500	10/1/16
Freddie Mac Gold	United States	88,293,260	87,960,034	3.335	9/1/33
Freddie Mac Gold	United States	12,021,865	11,936,478	4.326	8/1/34
Freddie Mac Gold	United States	36,279,833	36,523,252	5.302	1/1/37
Freddie Mac Gold	United States	10,531,347	10,568,114	4.160	3/1/35
Freddie Mac Gold	United States	15,729,194	15,783,742	4.671	8/1/35
Freddie Mac Gold	United States	35,160,857	35,385,987	4.594	4/1/36
Freddie Mac Gold	United States	87,529,680	88,669,907	5.500	10/1/20
Freddie Mac Gold	United States	9,877,333	10,117,731	6.000	9/1/16
Freddie Mac Gold	United States	67,306,026	68,452,689	6.000	3/1/35
Freddie Mac Gold	United States	40,276,049	41,136,423	6.000	2/1/33
Freddie Mac Gold	United States	66,523,647	68,053,807	6.000	2/1/22

Dodge Cox Income Fund (147)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Freddie Mac Gold	United States	15,776,434	15,580,150	4.148	1/1/35
Freddie Mac Gold	United States	21,469,497	21,426,821	4.852	10/1/35
Freddie Mac Gold	United States	19,075,830	19,019,096	4.724	8/1/35
Freddie Mac Gold	United States	66,647,405	67,060,904	5.131	1/1/36
Freddie Mac Gold	United States	20,459,070	20,614,949	5.914	1/1/36
Freddie Mac Gold	United States	46,266,784	46,920,583	5.465	3/1/37
Freddie Mac Gold	United States	67,323,214	68,209,539	5.553	4/1/37
Freddie Mac Gold	United States	27,645,085	27,856,704	5.170	5/1/37
Freddie Mac Gold	United States	69,515,127	69,820,483	5.342	7/1/37
Freddie Mac Gold	United States	22,056,212	22,109,542	4.855	1/1/36
Freddie Mac Gold	United States	31,375,445	31,358,729	4.408	9/1/35
Freddie Mac Gold	United States	26,100,775	26,409,404	5.840	8/1/36
Freddie Mac Gold	United States	63,391,165	64,483,236	6.500	9/1/37
Freddie Mac Gold	United States	25,661,380	24,281,570	4.500	7/1/33
Freddie Mac Gold	United States	897,630	920,969	6.000	4/1/13
Freddie Mac Gold	United States	590,215	605,485	6.000	5/1/13
Freddie Mac Gold	United States	5,997,919	6,146,902	6.000	12/1/13
Freddie Mac Gold	United States	14,567,679	14,754,456	5.500	11/1/13
Freddie Mac Gold	United States	3,495,558	3,580,567	6.000	4/1/14
Freddie Mac Gold	United States	9,600,480	9,829,594	6.000	8/1/16
Freddie Mac Gold	United States	2,472,500	2,560,392	6.500	2/1/17
Freddie Mac Gold	United States	2,722,127	2,818,110	6.500	3/1/17
Freddie Mac Gold	United States	2,365,063	2,447,215	6.500	7/1/21
Freddie Mac Gold	United States	1,848,381	1,912,095	6.500	4/1/22
Freddie Mac Gold	United States	2,486,613	2,649,539	7.900	2/17/21
Freddie Mac Gold	United States	61,893,166	61,593,107	4.722	2/1/34
Freddie Mac Gold	United States	8,129,068	8,110,852	4.498	4/1/35
Freddie Mac Gold	United States	11,492,272	11,532,234	4.832	2/1/35
General Electric Co.	United States	34,994,000	35,439,229	5.000	2/1/13
Ginnie Mae	United States	343,033	365,110	7.800	8/15/20
Ginnie Mae	United States	173,350	185,561	7.800	9/15/20
Ginnie Mae	United States	76,515	81,646	7.800	10/15/20
Ginnie Mae	United States	145,760	155,417	7.800	6/15/20
Ginnie Mae	United States	178,512	190,394	7.800	7/15/20
Ginnie Mae	United States	110,708	118,120	7.800	7/15/20
Ginnie Mae	United States	149,286	158,620	7.800	11/15/20
Ginnie Mae	United States	360,648	384,000	7.800	1/15/21
Ginnie Mae	United States	152,175	162,436	7.800	1/15/21
Ginnie Mae	United States	2,219,795	2,366,938	7.500	5/15/25
Ginnie Mae	United States	164,615	166,093	7.000	4/15/09
Ginnie Mae	United States	437,562	463,330	7.500	9/15/17
Ginnie Mae	United States	3,736,820	3,973,743	7.500	11/15/24
Ginnie Mae	United States	1,928,945	2,047,822	7.000	5/15/28
Ginnie Mae	United States	2,301,268	2,346,160	7.250	7/16/28
GMAC, LLC	United States	336,175,000	287,595,695	6.875	9/15/11
GMAC, LLC	United States	135,505,000	113,671,757	8.000	11/1/31
GMAC, LLC	United States	43,000,000	35,726,316	6.875	8/28/12
GSMPS Mortgage Loan Trust	United States	12,408,711	13,607,270	8.500	6/25/34
HCA, Inc.	United States	54,920,000	55,400,550	8.750	9/1/10
HCA, Inc.	United States	54,800,000	53,430,000	7.875	2/1/11
HCA, Inc.	United States	141,385,000	131,488,050	6.950	5/1/12
HCA, Inc.	United States	39,655,000	34,698,125	6.250	2/15/13
HCA, Inc.	United States	29,463,000	26,222,070	6.750	7/15/13
HCA, Inc.	United States	28,700,000	23,821,000	5.750	3/15/14
HCA, Inc.	United States	19,690,000	16,638,050	6.500	2/15/16
Health Net, Inc.	United States	29,000,000	28,280,771	6.375	6/1/17
HSBC Holdings PLC	United Kingdom	41,875,000	40,709,828	6.500	5/2/36
HSBC Holdings PLC	United Kingdom	78,475,000	76,060,246	6.500	9/15/37

Dodge Cox Income Fund (147)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
JPMorgan Chase Capital III	United States	26,355,000	30,515,216	8.750	9/1/30
JPMorgan Chase Capital XV	United States	14,625,000	12,537,296	5.875	3/15/35
JPMorgan Chase Capital XVII	United States	22,090,000	18,856,709	5.850	8/1/35
Kaupthing Bank	Iceland	107,308,000	98,375,038	7.125	5/19/16
Lafarge SA	France	57,640,000	57,240,810	6.500	7/15/16
Liberty Media Corp.	United States	32,975,000	32,298,782	8.500	7/15/29
Liberty Media Corp.	United States	25,675,000	16,560,375	4.000	11/15/29
Liberty Media Corp.	United States	65,665,000	63,014,826	8.250	2/1/30
Lockheed Martin Corp.	United States	15,025,000	17,237,191	7.650	5/1/16
Lockheed Martin Corp.	United States	14,154,000	14,544,069	6.150	9/1/36
Macy’s, Inc.	United States	23,815,000	21,810,801	6.900	4/1/29
Macy’s, Inc.	United States	29,325,000	27,494,299	7.000	2/15/28
Macy’s, Inc.	United States	7,155,000	7,707,795	7.625	8/15/13
Macy’s, Inc.	United States	20,550,000	18,128,984	6.700	9/15/28
Macy’s, Inc.	United States	33,670,000	30,808,218	6.900	1/15/32
Macy’s, Inc.	United States	60,565,000	54,635,202	6.700	7/15/34
Nordstrom, Inc.	United States	12,620,000	12,810,600	6.950	3/15/28
Norfolk Southern Corp.	United States	29,475,000	33,377,549	7.700	5/15/17
Norfolk Southern Corp.	United States	14,188,000	19,361,597	9.750	6/15/20
Safeco Corp.	United States	18,122,000	19,528,267	7.250	9/1/12
Safeco Corp.	United States	15,150,000	15,156,424	4.875	2/1/10
SLM Student Loan Trust	United States	4,891,037	4,890,988	5.094	4/27/15
SLM Student Loan Trust	United States	56,000,000	56,000,000	5.164	7/25/19
SLM Student Loan Trust	United States	4,047,045	4,047,086	5.084	4/25/18
SLM Student Loan Trust	United States	22,417,009	22,430,295	5.074	10/25/16
SLM Student Loan Trust	United States	32,958,809	32,775,855	5.084	10/25/16
SLM Student Loan Trust	United States	7,490,306	7,492,677	5.054	4/25/12
SLM Student Loan Trust	United States	183,000,000	181,339,074	5.084	7/25/17
SLM Student Loan Trust	United States	10,000,000	9,948,546	5.094	10/25/17
Small Business Administration - 504 Program	United States	192,042	195,180	8.250	11/1/11
Small Business Administration - 504 Program	United States	232,166	235,115	8.100	2/1/12
Small Business Administration - 504 Program	United States	484,898	492,012	8.200	3/1/12
Small Business Administration - 504 Program	United States	410,480	417,230	8.200	4/1/12
Small Business Administration - 504 Program	United States	858,594	869,721	7.600	7/1/12
Small Business Administration - 504 Program	United States	542,208	549,691	7.400	8/1/12
Small Business Administration - 504 Program	United States	681,452	690,912	7.050	9/1/12
Small Business Administration - 504 Program	United States	1,038,318	1,053,792	7.000	10/1/12
Small Business Administration - 504 Program	United States	1,012,691	1,031,510	7.550	11/1/12
Small Business Administration - 504 Program	United States	464,869	473,867	7.450	12/1/12
Small Business Administration - 504 Program	United States	728,724	739,959	7.000	2/1/13
Small Business Administration - 504 Program	United States	2,462,651	2,496,692	6.500	3/1/13
Small Business Administration - 504 Program	United States	819,131	832,358	6.750	4/1/13
Small Business Administration - 504 Program	United States	3,210,662	3,261,767	6.550	5/1/13
Small Business Administration - 504 Program	United States	941,899	958,373	6.650	6/1/13
Small Business Administration - 504 Program	United States	1,474,055	1,500,620	6.300	12/1/13
Small Business Administration - 504 Program	United States	1,839,362	1,872,177	6.500	1/1/14
Small Business Administration - 504 Program	United States	444,150	459,840	7.700	4/1/14
Small Business Administration - 504 Program	United States	1,795,497	1,851,480	7.750	5/1/14
Small Business Administration - 504 Program	United States	1,098,578	1,133,024	7.600	6/1/14
Small Business Administration - 504 Program	United States	873,210	900,737	8.000	7/1/14
Small Business Administration - 504 Program	United States	709,514	732,607	7.950	8/1/14
Small Business Administration - 504 Program	United States	924,820	955,503	7.850	9/1/14
Small Business Administration - 504 Program	United States	713,698	743,863	8.650	11/1/14
Small Business Administration - 504 Program	United States	651,210	678,484	8.400	12/1/14
Small Business Administration - 504 Program	United States	208,320	216,497	8.500	1/1/15
Small Business Administration - 504 Program	United States	593,146	616,395	8.100	3/1/15
Small Business Administration - 504 Program	United States	1,381,811	1,440,539	7.300	5/1/17
Small Business Administration - 504 Program	United States	1,842,263	1,903,229	6.550	10/1/17

Dodge Cox Income Fund (147)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Small Business Administration - 504 Program	United States	8,051,287	8,302,902	6.350	3/1/18
Small Business Administration - 504 Program	United States	2,680,548	2,758,338	6.150	8/1/18
Small Business Administration - 504 Program	United States	1,486,336	1,521,656	5.800	12/1/18
Small Business Administration - 504 Program	United States	1,903,488	1,961,615	6.300	3/1/19
Small Business Administration - 504 Program	United States	4,365,907	4,572,275	7.000	7/1/19
Small Business Administration - 504 Program	United States	1,391,248	1,466,362	7.300	9/1/19
Small Business Administration - 504 Program	United States	10,912,618	11,607,666	6.625	7/1/21
Small Business Administration - 504 Program	United States	24,008,449	24,787,226	5.780	12/1/21
Small Business Administration - 504 Program	United States	6,031,874	6,047,266	5.100	12/1/22
Small Business Administration - 504 Program	United States	7,181,194	7,143,194	4.870	12/1/24
Small Business Administration - 504 Program	United States	9,871,706	9,723,414	4.625	2/1/25
Small Business Administration - 504 Program	United States	6,685,999	6,578,135	4.950	3/1/25
Small Business Administration - 504 Program	United States	18,834,614	18,468,513	4.840	5/1/25
Small Business Administration - 504 Program	United States	17,879,053	17,552,851	4.750	7/1/25
Small Business Administration - 504 Program	United States	20,436,442	20,186,592	4.760	9/1/25
Small Business Administration - 504 Program	United States	20,650,132	20,923,586	5.210	1/1/26
Small Business Administration - 504 Program	United States	5,992,769	6,125,707	5.350	2/1/26
Small Business Administration - 504 Program	United States	30,759,591	31,638,648	5.570	3/1/26
Small Business Administration - 504 Program	United States	52,838,683	55,471,455	6.070	7/1/26
Small Business Administration - 504 Program	United States	17,627,818	17,951,509	5.370	10/1/26
Small Business Administration - 504 Program	United States	13,798,644	13,891,088	5.120	12/1/26
Small Business Administration - 504 Program	United States	27,830,504	28,275,670	5.320	1/1/27
Small Business Administration - 504 Program	United States	42,213,896	42,327,464	5.230	3/1/27
Small Business Administration - 504 Program	United States	42,638,697	43,081,168	5.320	4/1/27
Small Business Administration - 504 Program	United States	30,445,000	31,602,163	5.820	7/1/27
Sprint Nextel Corp.	United States	7,205,000	6,900,899	6.000	12/1/16
The Travelers Companies, Inc.	United States	21,575,000	23,305,574	8.125	4/15/10
The Travelers Companies, Inc.	United States	14,067,000	13,970,121	5.500	12/1/15
The Travelers Companies, Inc.	United States	44,360,000	45,789,412	6.250	6/20/16
The Travelers Companies, Inc.	United States	35,955,000	35,367,747	5.750	12/15/17
The Travelers Companies, Inc.	United States	17,118,000	17,107,216	5.000	3/15/13
Time Warner, Inc.	United States	168,188,000	186,120,205	7.625	4/15/31
Time Warner, Inc.	United States	149,823,000	166,461,593	7.700	5/1/32
U.S. Treasury Notes	United States	150,000,000	149,941,350	3.000	2/15/08
U.S. Treasury Notes	United States	200,000,000	199,906,200	3.250	8/15/08
U.S. Treasury Notes	United States	325,000,000	324,441,325	3.125	10/15/08
U.S. Treasury Notes	United States	300,000,000	300,515,700	3.250	1/15/09
U.S. Treasury Notes	United States	175,000,000	175,847,700	4.875	4/30/08
U.S. Treasury Notes	United States	250,000,000	254,609,500	4.750	2/28/09
Union Pacific Corp.	United States	12,337,000	13,040,382	6.500	4/15/12
Union Pacific Corp.	United States	22,886,000	22,493,826	5.375	5/1/14
Union Pacific Corp.	United States	10,764,000	10,259,481	4.875	1/15/15
Union Pacific Corp.	United States	10,566,468	11,459,669	6.700	2/23/19
Union Pacific Corp.	United States	7,497,817	8,272,932	6.850	1/2/19
Union Pacific Corp.	United States	1,702,509	1,936,924	7.600	1/2/20
Union Pacific Corp.	United States	16,525,773	17,042,592	6.061	1/17/23
Union Pacific Corp.	United States	6,064,331	5,714,170	4.698	1/2/24
Union Pacific Corp.	United States	10,973,554	10,573,218	5.082	1/2/29
Union Pacific Corp.	United States	61,205,740	66,377,625	5.866	7/2/30
Union Pacific Corp.	United States	41,772,000	44,573,971	6.176	1/2/31
Unum Group	United States	25,680,000	26,756,608	7.250	3/15/28
Unum Group	United States	11,640,000	11,490,764	7.190	2/1/28
Unum Group	United States	7,956,000	7,989,328	6.750	12/15/28
Unum Group	United Kingdom	21,150,000	21,921,488	6.850	11/15/15
Unum Group	United States	11,484,000	12,250,293	7.625	3/1/11
Wachovia Bank, NA	United States	80,000,000	80,534,560	6.000	11/15/17
Wachovia Corp.	United States	154,460,000	149,731,362	5.281	4/23/12
WellPoint, Inc.	United States	7,662,000	7,965,683	6.375	1/15/12

Dodge Cox Income Fund (147)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
WellPoint, Inc.	United States	15,610,000	14,952,991	5.000	12/15/14
WellPoint, Inc.	United States	121,440,000	117,575,536	5.250	1/15/16
Wells Fargo & Co.	United States	76,000,000	76,046,436	5.625	12/11/17
Wyeth	United States	110,715,000	112,449,350	5.500	2/1/14
Wyeth	United States	15,000,000	15,244,245	5.500	2/15/16
Wyeth	United States	47,445,000	47,990,096	5.450	4/1/17
Xerox Corp.	United States	17,375,000	18,164,016	9.750	1/15/09
Xerox Corp.	United States	77,900,000	81,614,584	7.125	6/15/10
Xerox Corp.	United States	52,625,000	55,052,539	6.875	8/15/11
Xerox Corp.	United States	33,994,000	34,785,482	6.400	3/15/16
Xerox Corp.	United States	46,241,000	48,197,919	6.750	2/1/17
Xerox Corp.	United States	17,996,000	19,280,285	7.200	4/1/16
CASH EQUIVALENTS
Cardinal Health, Inc. Commercial Paper	United States	30,000,000	29,995,333	5.600	1/2/08
Fixed Income Clearing Corporation Repurchase Agreement	United States	228,861,000	228,861,000	3.750	1/2/08
Royal Bank of Scotland Group PLC Commercial Paper	United States	35,000,000	34,990,064	5.110	1/3/08
Royal Bank of Scotland Group PLC Commercial Paper	United States	25,000,000	24,974,917	5.160	1/8/08
SSgA Prime Money Market Fund	United States	15,678,126	15,678,126
Time Warner, Inc. Commercial Paper	United States	25,000,000	24,977,208	5.470	1/7/08
Time Warner, Inc. Commercial Paper	United States	25,000,000	24,923,729	5.230	1/22/08
UBS Finance (Delaware) LLC Commercial Paper	United States	25,000,000	24,996,875	4.500	1/2/08
WellPoint, Inc. Commercial Paper	United States	27,000,000	26,991,675	5.550	1/3/08
WellPoint, Inc. Commercial Paper	United States	25,000,000	24,961,806	5.500	1/11/08
WellPoint, Inc. Commercial Paper	United States	25,000,000	24,938,889	5.500	1/17/08

Important Legal Information

•

Portfolio holdings are subject to change without notice and may not represent current or future portfolio composition. The portfolio data is “as of” the date indicated and we disclaim any responsibility to update the information.

•

Unlike the Fund’s regulatory filings, the portfolio data and its presentation in this document are not required to conform to Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) presentation requirements. Therefore, it differs from that provided in the complete portfolio of investments in the annual and semiannual report to shareholders filed with the SEC on Form N-CSR, and the complete portfolio of investments filed after the first and third quarter on Form N-Q.

•

The portfolio data is for information only. It does not constitute a recommendation or an offer for a particular security or fund, nor should it be taken as a solicitation or a recommendation to buy or sell securities or other investments.

•

Investors should carefully consider a Fund’s investment goals, risks, charges and expenses before investing. To obtain a prospectus, which contains this and other information, call us at 1-800-621-3979 or visit our website at dodgeandcox.com.

Please read the prospectus carefully before investing.

Copyright© 1998-2008. Dodge & Cox®. All rights reserved.

Dodge Cox International Stock Fund (1048)

Portfolio Holdings as of December 31, 2007

The following portfolio data for the Dodge & Cox International Stock Fund is made available to the public under our Policy Regarding Disclosure of Portfolio Holdings and is “as of” the date indicated.

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
COMMON STOCKS
Aderans Holdings Co., Ltd.	Japan	5,062,700	79,994,748
Aegon NV	Netherlands	23,466,087	414,790,966
Akzo Nobel NV	Netherlands	4,436,100	355,357,053
Anadolu Efes Biracilik ve Malt Sanayii AS	Turkey	19,764,582	234,359,300
Arkema	France	5,960,263	391,616,339
Bangkok Bank PCL	Thailand	36,261,800	129,179,635
Bangkok Bank PCL	Thailand	12,850,000	45,014,101
BASF AG	Germany	6,110,400	905,967,744
Bayer AG	Germany	13,777,000	1,259,520,959
Bezeq Israeli Telecommunication Corp., Ltd.	Israel	114,395,000	212,800,260
Brother Industries, Ltd.	Japan	19,358,500	250,644,374
Canadian Pacific Railway, Ltd.	Canada	1,641,169	106,085,164
Cemex SAB de CV	Mexico	30,718,482	794,072,760
Central Japan Railway Co.	Japan	21,141	180,774,993
Centrica PLC	United Kingdom	30,061,936	214,680,669
Chartered Semiconductor Manufacturing, Ltd.	Singapore	200,000,000	134,078,988
Cheung Kong Holdings, Ltd.	Hong Kong	19,000,000	351,617,206
Chinatrust Financial Holding Co., Ltd.	Taiwan	112,115,000	79,675,985
Consorcio Ara SAB de CV	Mexico	106,790,900	119,370,823
Corporacion Geo SAB de CV	Mexico	47,605,400	136,958,812
Cott Corp.	Canada	2,228,530	14,842,010
Credit Suisse Group	Switzerland	16,055,000	965,724,948
DBS Group Holdings, Ltd.	Singapore	26,542,000	381,687,033
Deutsche Post AG	Germany	18,550,000	637,615,484
Epcos AG	Germany	6,328,100	109,821,245
Fomento Economico Mexicano SAB de CV	Mexico	9,573,979	365,438,779
Fujifilm Holdings Corp.	Japan	13,886,100	589,333,809
Fujitsu, Ltd.	Japan	17,000,000	114,858,681
GlaxoSmithKline PLC	United Kingdom	24,579,900	1,238,581,161
Grupo Financiero Banorte SAB de CV	Mexico	43,834,600	181,133,051
Grupo Televisa SA	Mexico	26,823,592	637,596,782
Haci Omer Sabanci Holding AS	Turkey	65,011,180	357,707,069
Hang Lung Group, Ltd.	Hong Kong	19,595,000	107,682,785
Hang Lung Properties, Ltd.	Hong Kong	13,176,000	61,170,544
Hitachi, Ltd.	Japan	150,318,000	1,123,507,349
Honda Motor Co., Ltd.	Japan	23,721,300	786,123,882
HSBC Holdings PLC	United Kingdom	80,250,000	1,345,058,633
Infineon Technologies AG	Germany	66,627,800	786,124,479
Kasikornbank PCL	Thailand	77,094,600	199,116,230
Kasikornbank PCL	Thailand	96,725,600	251,253,971
Koninklijke Philips Electronics NV	Netherlands	17,435,000	752,489,798
Kookmin Bank	South Korea	8,378,100	614,282,292
KT Corp.	South Korea	15,188,834	391,871,917
Kyocera Corp.	Japan	5,919,200	526,328,147
Lafarge SA	France	6,684,625	1,216,770,613
Lanxess AG	Germany	8,792,359	431,923,667
Liberty Global, Inc.	United States	7,701,805	301,833,738
Liberty Global, Inc.	United States	5,734,971	209,842,589
Makhteshim-Agan Industries, Ltd.	Israel	26,459,809	242,874,786
Matsushita Electric Industrial Co., Ltd.	Japan	66,504,072	1,381,399,073
Mediceo Paltac Holdings Co., Ltd.	Japan	25,959,700	385,493,975
Millea Holdings, Inc.	Japan	21,221,500	717,856,034
Mitsubishi UFJ Financial Group	Japan	67,666,500	631,328,445

Dodge Cox International Stock Fund (1048)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Mitsubishi UFJ Financial Group	Japan	64,100,000	602,177,658
Motorola, Inc.	United States	47,470,000	761,418,800
Naspers, Ltd.	South Africa	27,060,000	641,424,569
Nestle SA	Switzerland	1,066,000	489,617,100
News Corp.	United States	52,544,892	1,076,644,837
Nexans SA	France	950,000	118,755,035
NGK Spark Plug Co., Ltd.	Japan	7,904,000	138,718,923
Nippon Yusen Kabushiki Kaisha	Japan	27,950,000	222,697,173
Nokia Oyj	Finland	24,262,500	940,743,833
Norsk Hydro ASA	Norway	24,325,900	340,562,600
Nortel Networks Corp.	Canada	24,990,705	377,109,739
Nova Chemicals Corp.	Canada	414,974	13,445,158
Novartis AG	Switzerland	28,450,000	1,545,119,500
Qimonda AG	Germany	22,470,300	160,662,645
Royal Bank of Scotland Group PLC	United Kingdom	91,802,916	811,378,565
Royal Dutch Shell PLC	United Kingdom	13,468,400	1,134,039,280
Sanofi-Aventis	France	16,345,500	1,505,092,453
Schlumberger, Ltd.	United States	9,533,000	937,761,210
Schneider Electric SA	France	8,265,000	1,119,930,816
Seiko Epson Corp.	Japan	13,865,000	301,683,490
Shinhan Financial Group Co., Ltd.	South Korea	3,728,664	427,528,614
Shinsei Bank, Ltd.	Japan	74,153,000	271,461,857
Siam Cement PCL	Thailand	533,800	3,708,155
Siam Cement PCL	Thailand	2,955,900	20,358,284
Sony Corp.	Japan	18,337,600	1,020,126,693
Standard Bank Group, Ltd.	South Africa	47,546,234	696,251,597
Standard Chartered PLC	United Kingdom	27,755,000	1,018,793,656
Statoil Hydro ASA	Norway	20,167,289	615,505,660
Swiss Life Holding	Switzerland	1,645,000	411,195,513
Swiss Reinsurance Co.	Switzerland	8,895,795	632,130,643
Telefonica SA	Spain	2,678,600	261,404,574
Telekomunik Indonesia	Indonesia	5,153,047	216,479,504
Television Broadcasts, Ltd.	Hong Kong	2,025,000	12,037,185
Tesco PLC	United Kingdom	89,714,379	852,299,191
The Bank of Yokohama, Ltd.	Japan	82,015,000	576,938,179
Thomson	France	17,885,792	254,438,794
Tiger Brands, Ltd.	South Africa	7,972,043	195,966,438
TNT NV	Netherlands	14,645,249	604,891,559
Total SA	France	12,972,000	1,077,821,662
Toto, Ltd.	Japan	37,907,000	301,691,422
Unicredito Italiano SPA	Italy	111,700,800	927,613,223
Vodafone Group PLC	United Kingdom	19,256,562	718,654,894
Volvo AB	Sweden	43,058,000	722,829,713
Wienerberger AG	Austria	5,983,876	331,839,240
Yamaha Corp.	Japan	9,064,400	207,802,082
Yamaha Motor Co., Ltd.	Japan	22,220,000	539,301,032
PREFERRED STOCKS
Petroleo Brasileiro SA	Brazil	6,028,400	580,052,648
Sadia SA	Brazil	4,939,921	282,563,481
Ultrapar Participacoes SA	Brazil	6,819,785	236,237,353
CASH EQUIVALENTS
Cardinal Health, Inc. Commercial Paper	United States	70,000,000	69,989,111	5.6	1/2/08
Fixed Income Clearing Corporation Repurchase Agreement	United States	807,386,000	807,386,000	3.75	1/2/08
SSgA Prime Money Market Fund	United States	50,894,286	50,894,286
WellPoint, Inc. Commercial Paper	United States	73,000,000	72,977,631	5.45	1/3/08
WellPoint, Inc. Commercial Paper	United States	50,000,000	49,992,361	5.5	1/2/08
WellPoint, Inc. Commercial Paper	United States	50,000,000	49,977,083	5.5	1/4/08

Dodge Cox International Stock Fund (1048)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
FORWARD CURRENCY CONTRACTS TO SELL
175,000,000 British Pounds	Great Britain		4,049,995
350,000,000 European Monetary Units	European Union		(7,621,917)

Important Legal Information

•

Portfolio holdings are subject to change without notice and may not represent current or future portfolio composition. The portfolio data is “as of” the date indicated and we disclaim any responsibility to update the information.

•

Unlike the Fund’s regulatory filings, the portfolio data and its presentation in this document are not required to conform to Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) presentation requirements. Therefore, it differs from that provided in the complete portfolio of investments in the annual and semiannual report to shareholders filed with the SEC on Form N-CSR, and the complete portfolio of investments filed after the first and third quarter on Form N-Q.

•

The portfolio data is for information only. It does not constitute a recommendation or an offer for a particular security or fund, nor should it be taken as a solicitation or a recommendation to buy or sell securities or other investments.

•

Investors should carefully consider a Fund’s investment goals, risks, charges and expenses before investing. To obtain a prospectus, which contains this and other information, call us at 1-800-621-3979 or visit our website at dodgeandcox.com.

Please read the prospectus carefully before investing.

Copyright© 1998-2008. Dodge & Cox®. All rights reserved.

Dodge Cox Stock Fund (145)

Portfolio Holdings as of December 31, 2007

The following portfolio data for the Dodge & Cox Stock Fund is made available to the public under our Policy Regarding Disclosure of Portfolio Holdings and is “as of” the date indicated.

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
COMMON STOCKS
Aegon NV	Netherlands	26,707,488	468,182,265
Alcoa, Inc.	United States	2,336,833	85,411,246
American International Group, Inc.	United States	19,851,400	1,157,336,620
Amgen, Inc.	United States	4,500,200	208,989,288
Avon Products, Inc.	United States	8,970,200	354,592,006
Baker Hughes, Inc.	United States	11,077,205	898,361,325
BMC Software, Inc.	United States	10,602,400	377,869,536
Boston Scientific Corp.	United States	45,219,100	525,898,133
Bristol-Myers Squibb Co.	United States	15,529,395	411,839,556
Capital One Financial Corp.	United States	22,303,074	1,054,043,277
Cardinal Health, Inc.	United States	23,396,450	1,351,144,987
CarMax, Inc.	United States	6,800,400	134,307,900
Cemex SAB de CV	Mexico	11,124,091	287,557,752
Chevron Corp.	United States	19,046,299	1,777,591,086
Chubb Corp.	United States	10,550,300	575,835,374
Citigroup, Inc.	United States	23,252,300	684,547,712
Citrix Systems, Inc.	United States	7,219,622	274,417,832
Comcast Corp.	United States	138,558,560	2,530,079,306
Computer Sciences Corp.	United States	11,677,300	577,676,031
Compuware Corp.	United States	19,325,400	171,609,552
ConocoPhillips	United States	10,206,700	901,251,610
Covidien, Ltd.	United States	16,019,200	709,490,368
Domtar Corp.	United States	16,401,200	126,125,228
Dow Chemical Co.	United States	33,946,923	1,338,187,705
EBay, Inc.	United States	17,754,800	589,281,812
EchoStar Communications Corp.	United States	7,442,570	280,733,740
Electronic Data Systems Corp.	United States	34,224,100	709,465,593
FedEx Corp.	United States	12,040,250	1,073,629,092
Gap, Inc.	United States	15,561,800	331,155,104
General Electric Co.	United States	18,468,400	684,623,588
Genuine Parts Co.	United States	7,316,888	338,771,914
Genworth Financial, Inc.	United States	7,895,000	200,927,750
GlaxoSmithKline PLC	United Kingdom	31,420,700	1,583,289,073
Health Management Associates, Inc.	United States	15,307,700	91,540,046
Hewlett-Packard Co.	United States	55,258,943	2,789,471,443
Hitachi, Ltd.	Japan	10,342,600	756,457,764
Home Depot, Inc.	United States	22,702,400	611,602,656
HSBC Holdings PLC	United Kingdom	7,401,000	619,537,710
Interpublic Group of Companies, Inc.	United States	28,806,600	233,621,526
Johnson & Johnson	United States	4,571,750	304,935,725
Koninklijke Philips Electronics NV	Netherlands	5,552,800	237,382,200
Kyocera Corp.	Japan	730,200	63,688,044
Legg Mason, Inc.	United States	4,350,200	318,217,130
Liberty Capital	United States	1,486,360	173,146,076
Liberty Global, Inc.	United States	962,207	37,708,892
Liberty Global, Inc.	United States	1,569,340	57,422,151
Liberty Interactive	United States	17,458,075	333,100,071
Loews Corp.	United States	6,977,200	351,232,248
Macy’s, Inc.	United States	10,573,918	273,547,259
Masco Corp.	United States	12,914,000	279,071,540
Matsushita Electric Industrial Co., Ltd.	Japan	90,921,597	1,858,437,443
Maxim Integrated Products, Inc.	United States	12,167,100	322,184,808
McDonald’s Corp.	United States	13,124,400	773,158,404
Molex, Inc.	United States	6,200	169,260

Dodge Cox Stock Fund (145)

Portfolio Holdings as of December 31, 2007

Asset Name	Country	Shares/Par Value	Market Value	Coupon Rate	Maturity Date
Molex, Inc.	United States	7,761,782	203,902,013
Motorola, Inc.	United States	116,820,111	1,873,794,581
News Corp.	United States	92,595,526	1,897,282,328
Nike, Inc.	United States	2,359,058	151,545,886
Nova Chemicals Corp.	Canada	1,136,713	36,829,501
Novartis AG	Switzerland	29,573,700	1,606,147,647
Occidental Petroleum Corp.	United States	14,481,400	1,114,922,986
Pfizer, Inc.	United States	70,831,519	1,610,000,427
Pitney Bowes, Inc.	United States	6,426,150	244,450,746
Rohm and Haas Co.	United States	6,735,700	357,463,599
Royal Dutch Shell PLC	United Kingdom	9,137,864	758,442,712
Sanofi-Aventis	France	42,529,842	1,936,383,706
Schlumberger, Ltd.	United States	7,009,614	689,535,729
SLM Corp.	United States	7,201,100	145,030,154
Sony Corp.	Japan	35,113,600	1,906,668,480
Spectra Energy Corp.	United States	5,843,650	150,883,043
Sprint Nextel Corp.	United States	68,591,289	900,603,625
Sun Microsystems, Inc.	United States	5,843,888	105,949,689
The Travelers Companies, Inc.	United States	21,032,150	1,131,529,670
Thomson	France	5,987,300	83,941,946
Time Warner, Inc.	United States	101,353,000	1,673,338,030
Tyco Electronics, Ltd.	United States	17,483,900	649,177,207
Tyco International, Ltd.	United States	7,568,800	300,102,920
Union Pacific Corp.	United States	8,062,900	1,012,861,498
UnitedHealth Group, Inc.	United States	10,434,100	607,264,620
Vulcan Materials Co.	United States	2,272,300	179,716,207
Wachovia Corp.	United States	54,405,406	2,069,037,590
Walgreen Co.	United States	6,911,875	263,204,200
Wal-Mart Stores, Inc.	United States	45,811,000	2,177,396,830
WellPoint, Inc.	United States	18,220,990	1,598,527,453
Wells Fargo & Co.	United States	11,336,500	342,248,935
Wyeth	United States	14,243,900	629,437,941
Xerox Corp.	United States	48,387,700	783,396,863
CASH EQUIVALENTS
Fixed Income Clearing Corporation Repurchase Agreement	United States	285,048,000	285,048,000	3.75	1/2/08
SSgA Prime Money Market Fund	United States	58,546,005	58,546,005

Important Legal Information

•

Portfolio holdings are subject to change without notice and may not represent current or future portfolio composition. The portfolio data is “as of” the date indicated and we disclaim any responsibility to update the information.

•

Unlike the Fund’s regulatory filings, the portfolio data and its presentation in this document are not required to conform to Generally Accepted Accounting Principles (GAAP) and Securities and Exchange Commission (SEC) presentation requirements. Therefore, it differs from that provided in the complete portfolio of investments in the annual and semiannual report to shareholders filed with the SEC on Form N-CSR, and the complete portfolio of investments filed after the first and third quarter on Form N-Q.

•

The portfolio data is for information only. It does not constitute a recommendation or an offer for a particular security or fund, nor should it be taken as a solicitation or a recommendation to buy or sell securities or other investments.

•

Investors should carefully consider a Fund’s investment goals, risks, charges and expenses before investing. To obtain a prospectus, which contains this and other information, call us at 1-800-621-3979 or visit our website at dodgeandcox.com.

Please read the prospectus carefully before investing.

Copyright© 1998-2008. Dodge & Cox®. All rights reserved.

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DODGE & COX STOCK FUND

•	Fact Sheet and Commentary dated December 31, 2007

•	Portfolio Holdings dated December 31, 2007

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